POWER OF ATTORNEY

AMG PANTHEON CREDIT SOLUTIONS FUND

(the “Fund”)

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints each of Keitha L. Kinne, Thomas Disbrow and Mark J. Duggan as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to sign any and all Pre-Effective Amendments and/or Post-Effective Amendments to the Registration Statement of the Fund on Form N-2 (File Nos. 333-274875 and 811-23904) and any filings made with any state regulatory agency or authority, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney to be effective as of this 7th day of March, 2024.

Name	Capacity	Date

/s/ Kurt A. Keilhacker Kurt A. Keilhacker	Trustee	March 7, 2024

/s/ Eric Rakowski Eric Rakowski	Trustee	March 7, 2024

/s/ Victoria L. Sassine Victoria L. Sassine	Trustee	March 7, 2024

/s/ Garret W. Weston Garret W. Weston	Trustee	March 7, 2024

/s/ Keitha L. Kinne Keitha L. Kinne	President, Chief Executive Officer, Principal Executive Officer and Chief Operating Officer	March 7, 2024

/s/ Thomas Disbrow Thomas Disbrow	Treasurer, Principal Financial Officer and Principal Accounting Officer	March 7, 2024